CERTIFICATE OF THE SOLE STOCKHOLDER
                   OF CAPITAL AND INCOME STRATEGIES FUND, INC.


      Fund Asset Management, L.P. ("FAM"), the holder of 5,236 shares of common stock, par value $0.10 per share, of Capital and Income Strategies Fund, Inc. (the "Fund"), a Maryland corporation, does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.


                                       FUND ASSET MANAGEMENT, L.P.


                                       By:     /s/ Donald C. Burke
                                           ----------------------------------
                                           Name: Donald C. Burke
                                           Title:   First Vice President


Dated: April 27, 2004